Exhibit 10.2
CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
REAL ESTATE PURCHASE AND SALE CONTRACT

1.PARTIES. The names and addresses of the parties to this Contract are:

a.	Seller	Sentinel Austin I, LLC
Attn: Andrew Broeren
5940 S Rainbow Blvd Ste 400
PMB 15158
Las Vegas, Nevada 89118-2507
		Phone:	[REDACTED]
		E-Mail:	[REDACTED]

b.	Purchaser	Artivion, Inc.
1655 Roberts Blvd. NW
Kennesaw, GA 30144
Attn: Legal Department
		E-Mail:	[REDACTED]

2.PROPERTY. Seller agrees to sell, convey, transfer and assign, and Purchaser agrees to purchase and pay for the following, all of which is collectively referred to in this Real Estate Purchase and Sale Contract (this “Contract”) as the “Property”:
a.Land. The tract of land containing approximately 3.67 acres, being described as follows, which shall be referred to in this Contract as the “Land”:
SEE EXHIBIT “A” ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE.
b.Appurtenances. All of Seller’s rights and appurtenances to the Land, including, without limitation, any right, title, and interest of Seller in and to any and all easements, and adjacent streets, roads, alleys, or rights-of-way.
c.Improvements. Any and all buildings, structures, fixtures, or other improvements located on the Land, including, without limitation, that certain existing office building located on the Land and containing approximately 86,910 rentable square feet and having an address of 1200 E. Anderson Lane, Austin, Texas 78752, all of which are referred to in this Contract as the “Improvements”.

d.Personal Property. All equipment, appliances, furniture, furnishings, and other personal property owned by Seller and attached to, appurtenant to, or located in, on, and used in connection with the Land and Improvements, all of which, if any, are referred to in this Contract as the “Personal Property.”
e.Contract Rights. Seller’s rights, titles, and interests in any assignable warranties, guaranties, and bonds relating to the Land, Improvements or Personal Property (the “Warranties”); and Seller’s rights, titles, and interests in all service contracts and management contracts, relating to the Land, the Improvements, or the Personal Property, which Purchaser elects during the Feasibility Period to have assigned to Purchaser, if any, and to the extent assignable (the “Service Contracts”).
f.Plans and Studies. Seller’s right, title and interest in and to all site plans, CAD files, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to the Land, the Improvements or the Personal Property, if any, and to the extent assignable (the “Plans”).
g.Permits. Seller’s right, title and interest in and to all assignable licenses and permits, utility commitments and other development rights relating to the Land, Improvements or Personal Property, if any, and to the extent assignable, all of which are referred to in this Contract as the “Permits.”
h.Miscellaneous. Any and all other rights, privileges and appurtenances owned by Seller and in any way related to, or used in connection with, the operation of the Property, if any, and to the extent assignable.
3.PURCHASE PRICE. Subject to the conditions of this Contract, Purchaser agrees to pay the following purchase price (“Purchase Price”) in the following manner:
a.Total Amount. The total amount of the Purchase Price is Eight Million Four Hundred Fifty Thousand and 00/100 Dollars ($8,450,000.00).
b.Cash Payment. The total balance of the Purchase Price shall be paid in cash at Closing.
4.ESCROW DEPOSIT. Within five (5) business days after the Effective Date of this Contract, Purchaser agrees to deliver an escrow deposit in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Escrow Deposit”) to be held in escrow by the Title Company as Escrow Agent. If requested by Purchaser, the Escrow Agent is authorized to place the Escrow Deposit in an interest bearing account at a financial institution whose accounts are insured by an agency of the federal government, and the interest earned on such funds shall be paid or credited to the party entitled to receive the Escrow Deposit under the terms of this Contract. The Escrow Deposit shall be disbursed in accordance with the terms of this Contract. In the event of any dispute between Seller and Purchaser concerning disbursement of the Escrow Deposit, the Title Company shall be authorized to file an interpleader suit in the District Court of the County in which the Land is located, and the disposition of such funds shall be determined in accordance with such proceeding, and the Title Company shall be released of all further liability with respect to such Escrow Deposit. This Contract, including the Escrow Instructions set forth on Exhibit “F”, will constitute the instructions for the Escrow Agent’s handling of the purchase and sale transaction contemplated herein. Closing instructions provided by each Party’s attorney will be followed to the extent consistent with this Contract. If any conflict exists between this Contract and the provisions of any other supplemental escrow instructions, the terms of this Contract will control unless a contrary intent is expressly indicated in the supplemental instructions and such supplemental instructions are signed by both Purchaser and Seller.

5.INFORMATION AND FEASIBILITY PERIOD. Seller shall furnish certain information and documents, and Purchaser shall have a period of time to study the feasibility of purchasing the Property, as follows:
a.Information. Within five (5) days after the Effective Date of this Contract, Seller shall deliver to Purchaser true, correct and complete copies of those documents listed on Exhibit “B” attached hereto and incorporated herein by reference, to the extent such documents are existing and in Seller’s possession or control as notated on Exhibit “B” (the “Initial Review Materials”). Seller will have no obligation to deliver or disclose to Purchaser any of Seller’s attorney-client communications or attorney work product, appraisals, internal memoranda, or internal evaluations of the Property; provided, however, that the underlying factual reports, studies, surveys, or assessments that form the basis of any such privileged attorney-client communications or attorney work product shall be provided to the extent listed on Exhibit “B”. Seller represents and warrants that (a) the Initial Review Materials provided to Purchaser are true, correct and complete copies of the documents in Seller’s possession or control as they exist in Seller’s files, and (b) Seller has not removed, altered, or withheld (or caused to be removed, altered or withheld) any portions of such documents and has no knowledge that any such alterations or withholding has occurred, which representations shall also be deemed to be made at the time of Closing, and which shall survive the Closing for the Survival Period (defined below). Except as expressly provided above, Seller makes no representations regarding the accuracy of any third-party conclusions, opinions, or recommendations contained in such documents.
b.Feasibility Period. For a period of one hundred (100) days after the Effective Date hereof (the “Feasibility Period”), Purchaser shall have the right of investigation and inspection of the Property, and the documents and records described above, to determine whether or not Purchaser desires to proceed with the purchase of the Property. During such Feasibility Period, and during the period prior to the Closing, Purchaser and Purchaser’s agents shall have the right of access to the Property for the purpose of conducting such investigations and inspections, including, without limitation, environmental studies. Purchaser agrees that Purchaser will promptly repair any damage to the Property resulting from such investigation and inspection, and will not permit any mechanics or other liens to be filed against the Property as a result of such activities, and shall indemnify and hold Seller harmless from any and all Claims, causes of action and damages arising as a result of such investigation and inspection, other than those resulting from the disclosure of conditions existing with respect to the Property, which conditions were not caused by Purchaser, or its consultants, agents or employees, except to the extent exacerbated by Purchaser, or its consultants, agents or employees. The obligations of Purchaser set forth in the preceding sentence shall survive termination of this Contract and any Closing hereunder. If, in Purchaser’s sole judgment and discretion, Purchaser decides that it does not wish to proceed with the purchase of the Property, Purchaser shall give Seller written notice of such fact on or before the end of the Feasibility Period. Upon delivery of such written notice, and without the requirement or need for further action or consent of Seller, the Escrow Agent shall return the Escrow Deposit to Purchaser, except for $100 thereof which shall be delivered to Seller as consideration for the execution of this Contract, and both parties shall be released from all further obligations under this Contract, except those obligations expressly surviving termination of this Contract. If Purchaser does not notify Seller of its election to terminate this Contract as provided above, then it shall be assumed that Purchaser intends to proceed with the purchase of the Property, and the Contract may not be terminated by Purchaser for the reasons set forth in this Section.
i.Purchaser must give Seller reasonable advance notice, but not less than one (1) business day, of any desired entry by Purchaser or any of its agents, consultants, employees, onto the Property and must coordinate such entry and any related testing or inspections with Seller. Seller will reasonably cooperate with scheduling the same promptly, and in any event will respond not later than one (1) business day after receiving Purchaser’s request and coordinate the requested entry onto the Property at the time requested, provided that such time is no sooner than one (1) business day after Purchaser’s request is made unless otherwise agreed by both parties. Purchaser must conduct each entry upon the Property in a commercially reasonable manner. Seller has the right to have a representative present during any entry by any Purchaser or any of its agents, consultants, employees, onto the Property.
ii.Purchaser may not conduct any invasive testing, drilling, or boring at the Property, or any environmental testing of the Property other than a standard ASTM “Phase I” environmental study, without in each instance obtaining the prior written approval of Seller, which approval may be withheld in Seller’s sole and absolute discretion and, if granted, will be conditioned upon such precautions as Seller deems advisable to protect itself and the Property.
iii.Purchaser will maintain commercial general liability insurance insuring against any liability arising out of the activities of Purchaser or any of its agents, consultants, employees, in, upon, about or with respect to the Property, with limits of at least $1,000,000 per occurrence and $3,000,000 aggregate (which limits may include applicable excess or umbrella coverage). Purchaser’s liability insurance must include coverage with respect to Purchaser’s indemnification and defense obligations under this Contract and must (i) name Seller and the other parties designated in writing (with full names and addresses specified) by Seller as additional insureds with respect to all Claims arising out of the activities of the Purchaser or any of its agents, consultants, employees, in, upon, about or with respect to the Property, and (ii) be primary and noncontributing with any other insurance available to Seller and the other Seller named parties as to such Claims. Purchaser will also require that any other party on behalf of Purchaser entering upon the Property maintains liability insurance with respect to Claims arising out of such party’s activities on the Property, with limits consistent with the above requirements and naming the same additional insureds. Upon request of Seller, Purchaser must provide Seller with an insurance certificate evidencing that Purchaser (or, if applicable, a Purchaser party desiring to enter upon the Property) has such insurance coverage in force, provided that Seller shall have provided Purchaser with the full legal names and addresses of all parties to be named as additional insureds and the certificate holder upon Seller’s request for an insurance certificate. “Claims” means any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses, or costs, including without limitation reasonable attorneys’ and experts’ fees and costs and investigation, remediation costs, repair costs, or any other damages, losses or costs of any type or kind, to the extent arising from physical damage to the Property caused by Purchaser’s inspection activities and not from the discovery or disclosure of pre-existing conditions, and subject to the limitations set forth in Section 10.d below.
c.Estoppel Certificates. Upon Purchaser’s request, Seller shall use commercially reasonable efforts to obtain from any relevant party identified by Purchaser under any restrictive covenants, easement agreements or other matters of record affecting the Property an estoppel certificate (“Estoppel Certificate”). Purchaser shall provide Seller with Purchaser’s requested form for any such Estoppel Certificate, the applicable declaration or reciprocal easement agreement, and a copy of Purchaser’s cover letter(s) addressed to the appropriate parties, prior to the expiration of the Feasibility Period. Seller shall promptly provide Purchaser with a copy of each executed Estoppel Certificate when it is received by Seller, and agrees to use commercially reasonable, good faith efforts to obtain each such Estoppel Certificate within fifteen (15) days after Purchaser provides Seller with Purchaser’s requested form thereof. Notwithstanding anything in this Contract to the contrary, Purchaser’s receipt of the Estoppel Certificate(s) is not a condition precedent to Purchaser’s obligation to close escrow hereunder, and the failure of the Estoppel Certificate(s) to be issued at all, in any particular form, or within any particular time frame shall not be deemed a breach or default by Seller under this Contract. If any fees are associated with any Estoppel Certificate(s), such fees will be Purchaser’s sole responsibility.
6.TITLE AND SURVEY MATTERS.
a.Title Commitment. Within fifteen (15) days after the Effective Date of this Contract, Seller, at Seller’s sole cost and expense, shall cause to be delivered to Purchaser a Commitment for Title Insurance from First American Title, 4909 S 135th St., Omaha, NE 68137, Attn: Luke Maher (“Title Company”). The Title Commitment shall set forth the status of the title of the Property and show all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and any other matters affecting the Property. The Title

Company shall furnish to Purchaser a true, complete, and legible copy of all documents referred to in the Title Commitment, including, but not limited to, deeds, lien instruments, plats, reservations, restrictions and easements.
b.Survey. Within five (5) days after the Effective Date of this Contract, Seller shall deliver or cause to be delivered to Purchaser, at no cost to Purchaser, Seller's most recent survey of the Property (the “Existing Survey”). Purchaser shall have the right, but not the obligation, in Purchaser's sole and absolute discretion, to obtain a new or updated survey of the Property (the “New Survey”) prepared by a licensed surveyor at Purchaser's expense. The “Survey” shall mean the Existing Survey or, if Purchaser elects to obtain a New Survey, the New Survey.
c.Review of Information. Purchaser shall have no later than twenty (20) business days prior to the expiration of the Feasibility Period within which to examine those documents and to specify to Seller those items reflected on the Title Commitment or Survey which Purchaser will accept as permitted exceptions to title (“Permitted Exceptions”), and those items which Purchaser finds objectionable (“Title Objections”). If Purchaser does not deliver to Seller a written notice specifying those items which are Permitted Exceptions and Title Objections within the above-stated time period, then all of the items reflected on the Title Commitment shall be considered to be Permitted Exceptions. Seller may elect (but is not obligated) to cure or attempt to cure any Title Objections and Seller will notify Purchaser in writing within ten (10) business days after Seller receives Purchaser’s notice of Title Objections if Seller elects to cure any of such objections. Notwithstanding anything to the contrary contained in this Contract, Seller will cure or remove any of the following at or before Closing (collectively, the “Must-Cure Items”): (i) the liens of any mortgages, deeds of trust and other financing instruments encumbering fee title to the Land securing indebtedness of Seller to the mortgagee or beneficiary thereof, (ii) judgment liens against Seller, (iii) delinquent taxes or assessments, (iv) mechanics’ liens arising from work performed at the Property during Seller’s ownership, regardless of whether Seller contracted directly with the claimant (provided that the cure for that certain Affidavit of Mechanic’s and Materialman’s Lien dated August 15, 2024 and filed in the County Clerk’s File No. 202409067 of the Official Public records of Travis County, Texas, with claimant John Bunnell Painting, LLC, d/b/a CertaPro Painters (the “CertaPro Mechanic’s Lien”) may be accomplished in the manner described in Texas Property Code Section 53.171 or through an escrow reasonably acceptable to Purchaser, Seller and the Title Company, provided that any such cure must satisfy any Title Company requirements to remove such CertaPro Mechanic’s Lien from the title commitment and Purchaser’s title policy), and (v) any objections Seller elects to cure as provided above.

d.Uncorrected Title Objections If Seller does not notify Purchaser in writing within such ten (10) business day period that Seller elects to cure the Title Objections, then within five (5) business days after the end of such 10-business day period (but in any event prior to the Closing Date), Purchaser will elect to either:

i.Purchaser may terminate this Contract by giving Seller written notice thereof, in which event the Escrow Deposit shall be returned to Purchaser, and both parties shall be released from all further obligations under this Contract; or
ii.Purchaser may elect to purchase the Property subject to the Title Objection not so corrected or removed.
Failure of Purchaser to respond in writing within such five (5) business day period shall be deemed an election by Purchaser to waive any uncured Title Objections (other than Must-Cure Items) and proceed to Closing. Any Title Objections so waived (or deemed waived) by Purchaser shall be deemed to constitute Permitted Exceptions, provided that in no event shall any Must-Cure Items constitute Permitted Exceptions.
7.SELLER’S WARRANTIES AND REPRESENTATIONS.
a.To induce Purchaser to enter into this Contract and to purchase the Property, Seller warrants and represents to Purchaser as follows, which warranties and representations shall also be deemed to be made at the time of the Closing, and which shall survive the Closing for the Survival Period (defined below):
i.Seller’s Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and in good standing in the State of Texas, with full power and authority to own the Property and to enter into this Contract. The execution, delivery and performance of this Contract by Seller have been duly authorized by all necessary company action on the part of Seller. The person executing this Contract on behalf of Seller has been duly authorized to execute this Contract and bind Seller to the terms hereof. This Contract has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and performance of this Contract by Seller will not violate any provision of Seller's operating agreement or other organizational documents, or any agreement, instrument, judgment, order, writ, decree, statute, rule or regulation applicable to Seller or the Property.
ii.No Condemnation. To Seller’s actual knowledge there is no pending condemnation, assessment or similar proceeding or charge affecting the Property, or any portion thereof, existing. Seller has not received any notice of, and has no knowledge that, any such proceeding or charge is contemplated.
iii.Cancellation of Contracts. Seller is not a party to, and to Seller’s knowledge, there are no management, service, supply or maintenance agreements with respect to the Property, or any portion thereof, that cannot be cancelled within thirty (30) days of any notice to cancel or that, upon cancellation, would create, give rise to, or form the basis of, a lien or encumbrance on the Property.

iv.No Violations. Seller has not received any written notice from any applicable governmental authority that the Land and/or Improvements are presently in material violation of any applicable environmental or other laws relating to the Land and/or Improvements.
v.No Lawsuits. Seller has received no written notice of, and to Seller’s actual knowledge, there are no pending or threatened lawsuits relating to or affecting the Property or any portion thereof, or relating to any existing or prior leases or occupancy agreements affecting the Property, or relating to the management or operation of the Property or access thereto, or which Seller reasonably expects would affect the validity or enforceability of this Contract or any of the Closing Documents to be executed and delivered by Seller pursuant to this Contract; subject, however, to any such written notice relating to the CertaPro Mechanic’s Lien and which is provided to Purchaser as part of the Initial Review Materials.
vi.Hazardous Materials. To Seller’s actual knowledge there are no Hazardous Materials present on or under the Land in violation of any applicable environmental laws relating to the Land.
vii.Leases. To Seller’s actual knowledge, the Property is not subject to any leases or other occupancy agreements that will bind or encumber the Property following Closing. Seller is not a party to any leases or other occupancy agreements currently binding or encumbering the Property.
viii.Leasing Commissions. No brokerage or leasing commissions or fee or other compensation is due or payable to any person, firm, corporation or other entity with respect to or on account of any leases or other occupancy agreements affecting the Property to which Seller is or was a party.
ix.No Options. Seller has not granted, and to Seller’s actual knowledge there are no existing rights or options to acquire, lease or occupy the Property any portion of the Property held by any third party.
x.No Bankruptcy. Seller has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors or suffered the appointment of a receiver to take possession of any of Seller’s property.
For purposes of this Contract and any Closing documents, whenever the phrases “to the best of Seller’s knowledge”, or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, without any duty to investigate, and not any implied, imputed or constructive knowledge, of [REDACTED], who Seller represents is the person affiliated with Seller having the responsibility for directly overseeing the management and operations of the Property and Seller’s representative who is most likely to have the relevant information. Such individual(s) will have no personal liability under this Contract or otherwise with respect to the Property. In the event that any of the foregoing warranties and representations of Seller is or becomes untrue at any time before the Closing, Purchaser may, at its option, terminate this Contract, in which event the Escrow Deposit shall be returned to Purchaser, and the parties shall be released from all further obligations hereunder, other than those expressly surviving termination of this Contract.
b.To induce Seller to enter into this Contract and to sell the Property, Purchaser warrants and represents to Seller, as follows, which warranties and representations shall also be deemed to be made at the time of the Closing, and which shall survive for the Survival Period (defined below):
i.Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation and is or will prior to Closing be duly qualified to transact business in the State in which the Property is located; and the execution, delivery and performance of this Contract and all Closing documents to be executed and delivered by Purchaser pursuant to this Contract are within the organizational power of Purchaser and have been or will prior to Closing be duly authorized.
ii.Purchaser has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors or suffered the appointment of a receiver to take possession of any of Purchaser’s property.

iii.As of the Effective Date, there are no actions or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser that Purchaser reasonably expects would affect the validity or enforceability of this Contract or any of the Closing Documents to be executed and delivered by Purchaser pursuant to this Contract.

iv.Purchaser (i) is an experienced and knowledgeable purchaser of real property and (ii) is represented by competent counsel.
c.Purchaser and Seller (each, sometimes herein referred to as a “Party,” and together, as the “Parties”) each represent and warrant to the other, and to Escrow Agent, that (a) such Party is not a Restricted Person; (b) such Party is not knowingly acting, directly or indirectly, for, on behalf of, or in conjunction with any Restricted Person and is not engaging in, instigating or facilitating this transaction for or on behalf of any Restricted Person; (c) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (d) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party, its funds, or the Property is subject to potential seizure, forfeiture or other such remedy or that this Contract or the transactions hereunder are or will be in violation of any applicable laws or regulations. The provisions of this Section will survive the Closing (in this sole instance, without regard to the limitations contained in Section 7(c) or any earlier termination of this Contract. “Restricted Person” means any Person, group, or nation that is (a) named by any Executive Order, the United States Treasury Department, or other Governmental Authority as a terrorist, “Prohibited Person” or “Specially Designated National and Blocked Person;” (b) named as a Person, group, or nation that is banned, blocked, prohibited, or restricted pursuant to any law that is enforced or administered by the Office of Foreign Assets Control; or (c) acting in violation of Executive Order No. 13224, the Patriot Act, or any other laws or regulations relating to terrorism or money laundering.
8.CLOSING.
a.Date and Place. The Closing of the sale of the Property by Seller to Purchaser shall occur on or before thirty (30) days after the expiration of the Feasibility Period. The exact date of the Closing (the “Closing Date”), if other than the last day of such thirty (30) day period, shall be specified in a written notice from Purchaser to Seller and mutually approved by Seller in writing, such approval not to be unreasonably withheld. Notwithstanding the foregoing, each of Seller and Purchaser shall have the one-time right, by delivering written notice to the other at least three (3) business days before the scheduled date for the Closing, to extend the date for Closing to a date set forth in such written notice, provided that such extended Closing Date shall be not later than fifteen (15) days after the then-scheduled Closing Date. The Closing shall occur in the offices of the Title Company.
b.Seller’s Obligations At Closing. At the Closing, Seller, at Seller’s sole cost and expense, shall deliver, or cause to be delivered, to Purchaser via the Escrow Agent the following:
i.Special Warranty Deed. Seller shall execute, and deliver to the Title Company for recording a Special Warranty Deed (“Deed”) in the form attached hereto as Exhibit “C”, fully executed and acknowledged by Seller, conveying indefeasible fee simple title to the Property to Purchaser, with a special warranty of title that is subject only to the Permitted Exceptions.
ii.Bill of Sale and Assignment. Seller shall execute, acknowledge and deliver to Purchaser a Bill of Sale and Assignment in the form attached hereto as Exhibit “D”, conveying the Personal Property, the Warranties, the Service Contracts, the Plans, and the Permits, if any, to Purchaser.
iii.UCC Certificate. A certificate issued by the Secretary of State (or other appropriate UCC filing officer) of the state of formation of Seller, dated within ten (10) days of the Closing, reflecting that no Uniform Commercial Code filings, chattel mortgages, assignments, pledges, or other encumbrances have been filed in the offices of such Secretary of State (or other filing officer), with reference to the Property or any part thereof; or, if such certificate reflects any such encumbrances, Seller shall cause such encumbrances to be released or terminated at Closing.

iv.Owner’s Affidavit. A customary “owner’s affidavit” or comparable assurance to the Title Company regarding work performed and other customary matters, in a form reasonably acceptable to Seller and Title Company, allowing Purchaser to obtain its Owner’s Title Policy in the form required by this Contract. Such affidavit, among other things, must satisfy the Title Company’s requirements to remove all exceptions for tenants. parties in possession and mechanic’s liens and must satisfy the Title company’s requirements with respect to the absence of Seller’s knowledge of any third party rights or options to lease or acquire any portion of the Property.
v.Other Instruments. Seller shall execute and deliver such other documents as are customarily executed in Texas in connection with the conveyance of real property and containing customary terms, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, and any other instruments that may be required by the Title Company in accordance with customary Texas practice.
vi.Possession. Seller shall deliver exclusive possession of the Property to Purchaser at Closing.
vii.Foreign Investment In Real Property Tax Act Requirements. Seller and Purchaser agree to comply with all requirements of the Foreign Investment In Real Property Tax Act, as amended, and applicable IRS Regulations (“FIRPTA”). If Seller is not a “foreign person” as defined in FIRPTA, this requirement includes the delivery of a Certificate at Closing verifying that Seller is not a foreign person. If Seller is a foreign person or if Seller fails to deliver the required Certificate, Seller acknowledges that a portion of the Purchase Price that would otherwise be paid to Seller at the Closing must be withheld in order to comply with the FIRPTA requirements. The amount required to be withheld shall be paid to a mutually acceptable third party escrow agent for delivery to the Internal Revenue Service, along with the appropriate FIRPTA reporting forms, copies of which shall be provided to Seller and Purchaser. If Seller and Purchaser do not designate an escrow agent for such purpose prior to the Closing, the Title Company is authorized to act as such escrow agent. All costs and expenses relating to the withholding and payment of such funds to the Internal Revenue Service shall be paid by Seller.
c.Purchaser’s Obligations At Closing.
i.Payment of Purchase Price. At the Closing, Purchaser shall pay the Purchase Price, in cash, less the amount of the Escrow Deposit to be paid to Seller at the Closing, subject to any adjustments for prorations and other credits provided for in this Contract.
ii.Closing Documents. At the Closing, Purchaser shall execute the Bill of Sale and Assignment.

d.Title Company Obligations.
i.Owner’s Title Policy. Title Company shall issue and deliver to Purchaser an owner’s policy of title insurance (“Owner’s Title Policy”) in the amount of the Purchase Price insuring that Purchaser is owner of the Property, subject only to the Permitted Exceptions and the standard printed exceptions included in a Texas Standard Form Owner Policy of Title Insurance; provided, however: (A) such policy shall be subject to no restrictions, except for restrictions that are Permitted Exceptions; (B) the exceptions concerning tenants and rights of parties in possession shall be deleted; (C) the standard exception for taxes shall be limited to the year in which the Closing occurs (or if Closing occurs after the final tax bill for such year has been issued, such year’s taxes shall be prorated and paid at Closing and the exception shall be limited to the year following Closing); and (D) if Purchaser so elects, the standard exception pertaining to discrepancies, conflicts, or shortages in area shall be deleted except for “shortages in area.” If Purchaser fails to satisfy any requirements or conditions for the modification described in clause (D) above or any other endorsements it requests prior to Closing, and provided that Seller shall have satisfied all of Seller’s obligations with respect thereto, the Closing will not be conditional on receipt of such modification or endorsements. Seller shall satisfy all obligations relating to Seller for the issuance of the Owner’s Title Policy in the required form. In the event that the Title Company shall fail to unconditionally agree at Closing to issue the Owner’s Title Policy in the required form, Purchaser shall have the right to terminate this Contract at any time prior to Closing by written notice to Seller, upon the occurrence of which the Escrow Deposit shall be returned to Purchaser, and the parties shall be released from all further obligations hereunder, other than those expressly surviving termination of this Contract.
ii.Taxes. Title Company shall furnish tax certificates evidencing the payment of all ad valorem taxes on the Property for all prior years as required for closing in accordance with customary Texas practice.
e.Closing Costs. Seller and Purchaser each agree to pay the following costs at the Closing:
i.Paid By Seller. Seller agrees to pay the following: the premium for the Owner’s Title Policy (including extended coverage thereto) and expenses for the title commitment and title search; the cost of curing any disapproved title exceptions and preparing and recording any releases and other documents necessary to convey the Property in accordance with this Contract; one-half (1/2) of any escrow or closing fee charged by the Title Company; the costs of any documentary or deed stamps on the Deed and all transfer taxes (if any); the fees of its attorney; and any other similar closing costs customarily paid by a seller of real property in Travis County, Texas.

ii.Paid By Purchaser. Purchaser agrees to pay the following: except as provided above, the reasonable cost of any and all title endorsements or additional or extended coverages for lender’s title policy and endorsements (if any); the cost of the New Survey; any and all recording fees for the Deed; one-half (1/2) of any escrow or closing fee charged by the Title Company; the fees of its attorney; and any other similar closing costs customarily paid by a purchaser of real property in Travis County, Texas.
f.Prorations. The following shall be adjusted between Seller and Purchaser:
i.Proration Items. Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Proration Time”), the following (collectively, the “Proration Items”): (i) real estate and personal property taxes and assessments due and payable in the calendar year of Closing, (ii) utility bills (except as hereinafter provided), and (iii) operating expenses payable by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Proration Time. Such preliminary estimated Closing prorations shall be set forth on a closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval prior to the Closing Date. The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser.
ii.Utility Expenses and Payments. Water, sewer, gas, electric and all other utility expenses and payments due or made with respect to the Property shall be prorated as of the Closing Proration Time, based upon the utility bills for the preceding period, such that Seller will be responsible for the period through the Closing Proration Time and Purchaser will be responsible for the period after the Closing Proration Time. Alternatively, at Seller’s option, the utility meters may be read the day before Closing and utility expenses shall be prorated on the basis of such meter readings. All such utility accounts shall be canceled by Seller and new accounts opened in the name of Purchaser or in the name of Purchaser’s management agent if the same can be accomplished without interruption of utility service; otherwise such accounts shall be transferred to Purchaser. Seller shall cooperate at no out-of-pocket cost to Seller with Purchaser’s efforts to transfer such accounts or to establish new utility accounts, so as to continue uninterrupted utility service to the Property. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading, projected over the billing period which includes the Closing Date.
iii.Real Estate Taxes and Assessments. All ad valorem real estate and personal property taxes with respect to the Property for the calendar year in which Closing occurs shall be prorated as of the Closing Proration Time, with Seller being charged for such taxes to the extent they are attributable to the period up to the Closing Proration Time and Purchaser being charged for such taxes to the extent they are attributable to the period from and after the Closing Proration Time. If the amount of such taxes is not known as of the Closing Date, taxes shall be prorated based upon the most recent taxes. Seller shall pay prior to Closing any special assessments to the extent such payment is then due.
iv.Service Contract Payments. All payments due or owing under any Service Contracts assumed by Purchaser at Closing shall be prorated as of the Closing Proration Time.
v.Other Operating Expenses. To the extent not otherwise addressed by the foregoing, any other operating expenses for the Property (“Operating Expenses”) shall be prorated as of the Closing Proration Time. Seller shall pay all such other Operating Expenses attributable to the Property up to and including the Closing Proration Time and Purchaser shall pay all such other Operating Expenses attributable to the Property after the Closing Proration Time.
vi.Miscellaneous. Any prorations or adjustments of revenues or expenses which cannot be ascertained with certainty as of the Closing shall be prorated on the basis of the parties’ reasonable estimate of such amounts, provided that if any such estimates deviate from the actual revenues or expenses by more than ten percent (10%) or one thousand dollars ($1,000.00), the parties agree to re-prorate such amounts once the final amounts are determined. If any of the prorations or adjustments made pursuant to this Section 8.e. shall prove incorrect for any reason, the party in whose favor the error was made will promptly pay to the other party the amount necessary to correct such error. The provisions of this Section 8.e. shall survive the Closing and shall not merge into the Deed upon recordation.
9.CASUALTY OR CONDEMNATION PRIOR TO CLOSING. Seller shall bear the risk of all loss, destruction or damage to the Property, or any portion thereof, from any and all causes whatsoever until and including the date of Closing.

a.Casualty. If at any time prior to the Closing any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give notice thereof to Purchaser. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:
i.Damage Less than $100,000.00. If the “cost of repair and restoration” (as such term is defined in Subsection 9.b.) of such destruction or damage shall be $100,000.00 or less, the obligations of the parties hereunder shall not be affected by such destruction or damage and Purchaser shall accept title to the Property in its destroyed or damaged condition; but at the Closing, Seller shall assign to Purchaser all of Seller’s rights, titles and interests in and to the proceeds of any insurance carried by Seller and payable with respect to such destruction or damage; and the Purchase Price shall be reduced by the amount, if any, by which the cost of repair and restoration exceeds the amount of such proceeds available for repair or restoration, less the actual costs of any repairs or restoration performed by Seller prior to Closing in connection with the Casualty at Purchaser’s written request. If the amount of such proceeds have not been determined on or prior to the date of Closing, Seller shall, out of the portion of the Purchase Price payable at the Closing, deposit in escrow with the Title Company an amount equal to the cost of repair and restoration less any insurance proceeds already received and delivered to Purchaser. Upon the determination of the amount of such proceeds, the Title Company shall release the amount so deposited with it to Seller and/or Purchaser such that Purchaser receives any insurance proceeds plus any additional amount necessary to equal the cost of repair and restoration.
ii.Damage More than $100,000.00. If the cost of repair and restoration of such destruction or damage shall exceed $100,000.00, Purchaser shall have the option either to: (a) accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of Subsection (i), above; or (b) cancel this Contract by giving notice to such effect to Seller not later than ten days after the cost of repair and restoration is determined (as provided in Section 9.b.); upon the giving of such notice by Purchaser, the Escrow Deposit shall be refunded to Purchaser and thereafter this Contract shall be null and void and the parties shall have no further obligation or liability hereunder.
b.Cost of Repair and Restoration. The term “cost of repair and restoration” shall mean a binding estimate of the actual cost of repair and restoration obtained by Seller within ten (10) days of receipt of notice from Seller/Purchaser of such destruction or damage, from a reputable contractor regularly doing business in Austin, Texas and approved by Purchaser in advance. Purchaser shall have reasonable access to the Property to allow Purchaser’s contractors to inspect the damage and prepare its own estimates for purposes of comparison, and Seller and Purchaser agree to cooperate in good faith with respect to any estimate in the event the estimate from Seller’s contractor differs materially from the estimate from Purchaser’s contractor.

c.Condemnation. If prior to Closing, any governmental or other entity having condemnation authority shall institute an eminent domain proceeding with regard to the Property or any material part thereof and the same is not dismissed on or before ten (10) days prior to Closing, Purchaser shall be entitled either to terminate this Contract upon written notice to Seller or to waive such right of termination and receive all condemnation proceeds. In the event of termination of this Contract pursuant to the terms hereof, the Escrow Deposit shall be returned to Purchaser, and thereafter neither Purchaser nor Seller shall have any further rights or obligations hereunder. For purposes of this Section, “material” means the (a) permanent loss of title to more than five percent (5%) of the square footage of the Land as existing as of the Effective Date or of any Improvements, or (b) a material adverse effect on signage, signage rights, access or utilities serving the Property.
10.DEFAULTS AND REMEDIES.
a.Purchaser’s Default and Seller’s Remedies.
i.Purchaser’s Default. Purchaser shall be deemed to be in default under this Contract if Purchaser fails to meet, comply with or perform any of Purchaser’s obligations under this Contract within the time limits set forth in this Contract, for any reason other than a default by Seller or termination by Purchaser under some provision of this Contract. Except for the obligations to be performed at the Closing, Purchaser shall have a period of five (5) days after written notice from Seller that Purchaser has failed to comply with or perform its obligations under this Contract in which to cure such failure before Purchaser shall be deemed to be in default under this Contract.
ii.Seller’s Remedies. If Purchaser is deemed to be in default under this Contract, Seller may, as Seller’s sole remedy, terminate this Contract by written notice delivered to Purchaser, and receive the Escrow Deposit. It is agreed between Purchaser and Seller that such amount shall be liquidated damages for a default of Purchaser under this Contract because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default. Except with respect to the obligations of Purchaser under Section 5.b., above, Section 7.b., above, Section 12.b., below, and any post-closing obligations of Purchaser (as to which Seller reserves all remedies provided at law, subject to the terms and conditions contained herein), Seller waives all other remedies for default by Purchaser hereunder.

b.    Seller’s Defaults and Purchaser’s Remedies.
i.Seller’s Default. Seller shall be deemed to be in default under this Contract if Seller fails to meet, comply with, or perform any covenant, agreement, or obligation within the time limits and in the manner required in this Contract, for any reason other than default by Purchaser or termination of this Contract by Seller under some provision of this Contract. Except for the obligations to be performed at the Closing, Seller shall have a period of five (5) days after written notice from Purchaser that Seller has failed to comply with or perform its obligations under this Contract in which to cure such failure before Seller shall be deemed to be in default under this Contract.
ii.Purchaser’s Remedies. If Seller is deemed to be in default under this Contract, Purchaser may elect, at Purchaser’s sole option, one of the following:
(A)Terminate this Contract by written notice delivered to Seller on or before the date of Closing, in which event the Escrow Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for all out-of-pocket costs incurred by Purchaser in connection with the negotiation of this Contract, Purchaser’s due diligence review hereunder or the performance of Purchaser’s obligations hereunder, including without limitation all reasonable attorney’s fees, consultant’s fees and fees and charges to lenders, up to an not exceeding an aggregate amount of Fifty Thousand and 00/100 Dollars ($50,000.00).
(B)Enforce specific performance of this Contract against Seller; provided, however that as a condition precedent to Purchaser’s pursuit of any action for specific performance, Purchaser (x) must have fully and timely performed all of Purchaser’s obligations and made all deliveries (other than the delivery of the balance of the Purchase Price) required to be performed or delivered on or before the Closing Date, and (y) must maintain the full Escrow Deposit in escrow (or with Seller, to the extent held by Seller) until and during the pendency of such action. Purchaser shall be deemed to have elected to terminate this Contract (as provided in subsection (A) above) if Purchaser does not deliver to Seller written notice of Purchaser’s intent to file a cause of action for specific performance against Seller on or before thirty (30) days after such Seller default, or having timely given Seller such notice, fails to file and serve Seller with a lawsuit asserting such cause of action within sixty (60) days after such notice.
(C)Notwithstanding the foregoing, and notwithstanding any other limitations on damages contained in this Contract, if, after the Effective Date, Seller takes any action that renders specific performance unavailable as a remedy (including without limitation transferring title to the Property to a third party), then Purchaser shall have the right to pursue a claim against Seller for actual damages caused to Purchaser by such intentional breach of Seller which shall not be subject to the Maximum Amount (defined below).
Purchaser waives all other remedies for a default by Seller hereunder, except with respect to the obligations of Seller pursuant to Section 7, Section 12.b., and any post-closing obligations of Seller, as to which Purchaser reserves all remedies provided at law subject to the terms and conditions contained here.
c.    Attorney’s Fees. If either party to this Contract defaults in the performance required hereunder, and the non-defaulting party employs an attorney to enforce the terms hereof, such non-defaulting party shall be entitled to reasonable attorney’s fees from the defaulting party.
d.    Limits on Liability. Unless otherwise expressly stated in this Contract, the provisions of this Section 10 above provide each party’s sole remedies for any failure by the other party to perform its respective obligations under this Contract prior to or at Closing, but will not limit any rights or remedies that either party may have for a breach or default by the other party after Closing with respect to those provisions of this Contract, or those provisions of the Closing documents, that are expressly stated to survive Closing. However, in no event will either party be liable to the other party for any lost profits or consequential, indirect, special or punitive damages suffered by a party as a result of any failure, breach or default, either before or after Closing, by the other party under this Contract or any of the Closing documents, and each party expressly waives any right to recover any lost profits or consequential, indirect, special or punitive damages caused to such party by the other party. Notwithstanding anything to the contrary set forth in this Contract or any of the Closing documents, (i) Seller will have no liability to Purchaser whatsoever with respect to any Claims suffered or incurred by, asserted or assessed against, or imposed upon Purchaser under or with respect to any breaches of representations or warranties set forth in this Contract, or any Closing document (other than the Deed), except to the extent (and only to the extent) that such Claims exceed $10,000.00 (the “Threshold Amount”); and (ii) in no event will the total aggregate liability of Seller to Purchaser for any or all Claims with respect to any such breach of a representation or warranty set forth in this Contract and any Closing documents (other than the Deed) exceed $250,000.00 (the “Maximum Amount”). Purchaser shall not make any such Claims unless Purchaser in good faith believes the Claims would exceed the Threshold Amount, and Purchaser shall not seek or receive for such Claims any remedies or awards that individually or in the aggregate would exceed the Maximum Amount, provided that no such limitations shall apply to any Claims arising under the Deed delivered at Closing. The terms, provisions, and limitations of this Section shall survive the Closing or any earlier termination of this Contract.

11.PRECLOSING MATTERS.
a.    Seller’s Covenants. Seller covenants that Seller shall (i) continue to operate and maintain the Property through the Closing in the same manner as Seller maintained and operated the Property prior to the Effective Date of this Contract, and Seller shall make all ordinary repairs and replacements reasonably and customarily required with respect to the Property in its ordinary course of business; (ii) continue all insurance policies and contracts relating to the Property in full force and effect, and shall fully and timely perform all of Seller’s obligations thereunder, through the Closing, and neither cancel, amend nor renew any of the same without Purchaser’s prior written consent; (iii) not enter into any agreement or instrument or take any action which would constitute an encumbrance on the Property, or which would bind the Purchaser or the Property after the Closing, or which would be outside the normal scope of maintaining and operating the Property, without the prior written consent of Purchaser; (iv) promptly provide Purchaser with copies of all written default notices, notices of lawsuits and notices of violations affecting the Property received by Seller or its property manager; and (v) pay when due all broker’s fees and commissions relating in any way to the Property, whether now due or becoming due any time in the future (including without limitation after the date of Closing hereunder), to the extent based upon the acts of Seller or any prior owner of the Property. The obligations set forth herein shall survive the Closing.
b.    Exclusivity. Seller agrees that during the term of this Contract, neither Seller nor its affiliates’, officers, directors, shareholders, members, managers, employees, advisors, brokers, representatives and agents (collectively, “Representatives”) shall directly or indirectly (i) solicit, initiate, market, engage or participate in any discussions or negotiations with respect to any potential sale, lease, or transfer of all or any portion of the Property, or a direct or indirect interest therein, to a person or entity other than Purchaser (any such transaction, a “Competing Transaction”), (ii) supply any information or data or accept, consider, or consummate any offer or inquiry from any person or entity, other than Purchaser, in furtherance of a potential Competing Transaction, or (iii) enter into any agreement, arrangement or understanding relating to any potential Competing Transaction with any person or entity other than Purchaser. Seller shall cause its Representatives to immediately discontinue any existing discussions with other parties relating to a potential Competing Transaction.
c.    Confidentiality. Purchaser and Seller agree not to disclose the existence of this Contract (or any related letter of intent “LOI”) or any negotiations between Purchaser and Seller and further agree that the terms of this Contract and the LOI and all matters and documents related hereto or thereto are confidential, and Purchaser and Seller agree to (i) keep such information confidential and (ii) not disclose it to any person in any matter whatsoever; provided, that (a) Purchaser or Seller may make any disclosure of such information to which the other party gives its prior written consent or which is public knowledge prior to the date of this Contract or the LOI, (b) any such information may be disclosed to such other party’s officers, directors, employees, debt sources, accountants, attorneys, capital partners and advisors who need to know such information for the sole purpose of evaluating the transaction and who are advised of the confidentiality obligations, and (c) the parties may disclose that information which is required to be disclosed by law or the rules of any exchange to which it is subject or pursuant to any demand of any judicial, administrative, legislative, regulatory or self-regulatory body. In addition, Purchaser may disclose such information as reasonably necessary in connection with Purchaser’s inspections, due diligence, and evaluation of the Property, including to (A) third-party professionals such as environmental consultants, engineers, surveyors, appraisers, and other professional service providers, (B) governmental authorities, agencies, or officials in connection with permits, approvals, zoning matters, or other governmental requirements, and (C) third parties holding easements, licenses, or other rights affecting the Property, provided that such third parties are advised of the confidentiality obligations contained herein to the extent practicable. The obligations of Seller under this paragraph shall survive Closing.

12.COMMISSION.
a.Amount. If and when the Closing occurs, Seller agrees to pay to the following real estate brokers the following commissions for services rendered in connection with this transaction: a commission payable to Jones Lang LaSalle Brokerage, Inc. (“JLL”) pursuant to a separate written agreement between Seller and JLL, (“Purchaser’s Broker”) and a commission payable to any broker engaged by Seller (“Seller’s Broker”) pursuant to a separate written agreement between Seller and Seller’s Broker.

b.Indemnity. Seller and Purchaser each warrant and represent to the other that neither of them has dealt with any agent or broker other than the ones identified above in connection with this transaction, and Seller and Purchaser each agree to indemnify and hold the other party harmless from any loss, liability, or expense suffered by the other party by reason of a breach of such warranty and representation.
c.Notice. As required by the Texas Real Estate License Act, the agent or agents named above advise the Purchaser that Purchaser should have the abstract covering the Property examined by an attorney of the Purchaser’s own selection, or that such Purchaser should be furnished with or obtain a policy of title insurance, and by signing this Contract Purchaser acknowledges receipt of this notice.
13.MISCELLANEOUS.
a.Assignment of Contract. Purchaser may assign this Contract or direct that title be conveyed to any affiliated entity or entity under common control with Purchaser without Seller’s prior written consent, and Purchaser may assign this Contract or direct that title be conveyed to any other entity designated by Purchaser with Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned, or denied, provided that any assignee of Purchaser shall expressly assume all of Purchaser’s liabilities, obligations, and duties under this Contract, and Purchaser shall not be released from all further obligations hereunder. Purchaser will notify Seller at least ten (10) business days prior to Closing of any such assignment. Purchaser shall be liable for and indemnify and hold Seller harmless from any and all transfer taxes associated with any such assignment by Purchaser.
b.Survival of Covenants. All representations, warranties, covenants and agreements of Seller set forth in this Contract shall be deemed remade as of the Closing, but shall survive the Closing only for a period of nine (9) months thereafter (the “Survival Period”). Purchaser shall not be entitled to bring any Claim against Seller for a breach of any such representation, warranty, covenant or agreement unless written notice of such claim is delivered to Seller on or before the expiration of the Survival Period. In no event shall Seller’s aggregate liability to Purchaser for all such breaches exceed the Maximum Amount, and Purchaser’s sole and exclusive remedy shall be to recover actual damages (but not consequential, special, or punitive damages). Except for those representations, warranties, covenants and agreements of Seller set forth in this Contract that will survive for the Survival Period as expressly set forth herein, all representations, warranties, covenants and agreements of Seller set forth in this

Contract shall be deemed merged into the Deed and other Closing documents and shall not survive the Closing.
c.Notice. Any notice required or permitted to be delivered under this Contract shall be deemed received on the earlier of (i) actual receipt, or (ii) one (1) day after being sent by overnight courier, or (iii) three (3) business days after being sent by United States mail, postage prepaid, certified mail, return receipt requested, or (iv) when sent by email with electronically provided confirmation of delivery, addressed to Seller or Purchaser, as the case may be, at the address stated in Section 1, with a copy to such party’s attorney as follows:

If to Seller:	[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]

If to Purchaser:	[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]
[REDACTED]

A party may change its address for notice upon ten (10) days written notice to the other party pursuant to the terms hereof.
d.Like-Kind Exchanges. Each of Seller and Purchaser may structure the disposition or acquisition of the Property as a like-kind exchange or a “reverse” like-kind exchange under Internal Revenue Code Section 1031 at such party’s sole cost and expense. The other party shall reasonably cooperate with such exchange, provided that (A) such cooperating party shall incur no additional costs, expenses, obligations or liabilities in connection with the other party’s exchange, (B) such cooperating party shall not be required to take title to or contract for purchase of any other property, and (C) the Closing Date shall not be delayed beyond the date set forth herein. If either Purchaser or Seller uses a qualified intermediary to effectuate an exchange, (i) any assignment of such party’s rights or obligations hereunder to the qualified intermediary shall not relieve, release, or absolve such party of its obligations hereunder, (ii) such party shall remain fully liable for performance of all obligations under this Contract, and (iii) such party shall be liable for any transfer taxes, recording fees, or other costs associated with such assignment. Any such assignment shall be subject to the assignment provisions of this Contract.
e.Texas Law to Apply. This Contract shall be construed under and in accordance with the laws of the State of Texas, and all obligations of Purchaser, Seller and Escrow Agent created by the Contract are performable in Travis County, Texas.

f.Parties Bound. This Contract shall be binding upon and inure to the benefit of the parties to this Contract and their respective heirs, executors, administrators, legal representatives, successors and assigns.
g.Legal Construction. In case any one or more of the provisions contained in this Contract shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the Contract, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained in the Contract. This contract shall not be construed as if it had been prepared by one of the parties, and the parties hereby waive any rule of construction that the Contract shall be construed against the party drafting the same.
h.Prior Agreements Superseded. This Contract constitutes the sole and only agreement of the parties to the Contract and supersedes any prior understandings or written or oral agreements between the parties concerning the purchase of the Property.
i.Time. Time is of the essence of this Contract. In the event that any deadline under this Contract or the date on which any party is required to take any action under the terms of this Contract is a Saturday, Sunday or holiday recognized by national banks, or a day that Title Company is closed, such deadline or date shall be extended to the next day which is not a Saturday, Sunday or holiday recognized by national banks.
j.Gender. Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
k.Counterparts. This Contract may be executed in multiple counterparts and by electronic or “wet ink” signature. Electronic signatures and electronic delivery of executed signature pages shall be deemed effective and binding for all purposes. All such fully executed counterparts will collectively constitute a single Contract.
l.Effective Date. The Effective Date of this Contract shall be the date of the last party to sign as set forth below by Escrow Agent.
[End of Text; Signature Page Follows]

Effective as of September 26, 2025 (the “Effective Date”).

PURCHASER: ARTIVION, INC., a Delaware corporation
By:	/s/ Lance A. Berry
Printed Name:	Lance A. Berry
Title:	Chief Financial Officer

SELLER: SENTINEL AUSTIN I, LLC, a Delaware limited liability company
By:	/s/ Andrew Broeren
Printed Name:	Andrew Broeren
Title:	COO

ESCROW AGENT’S ACCEPTANCE

    The foregoing fully executed Contract is accepted by the undersigned, as the “Escrow Agent” hereunder, as of the 29 day of September, 2025. Escrow Agent accepts the engagement to handle the escrow established by this Contract in accordance with the terms set forth in this Contract, including without limitation the Escrow Instructions, and acknowledges its receipt of the Escrow Deposit.

FIRST AMERICAN TITLE INSURANCE COMPANY
By:	/s/ Christopher Pitman
Name (Print):	Christopher Pitman
Title:	Escrow Officer

LIST OF EXHIBITS
EXHIBIT “A”    -    Description of Land
EXHIBIT “B”    -    [OMITTED]
EXHIBIT “C”    -    [OMITTED]
EXHIBIT “D”    -    [OMITTED]
EXHIBIT “E”    -    [OMITTED]

EXHIBIT “A”
TO REAL ESTATE PURCHASE AND SALE CONTRACT
DESCRIPTION OF LAND

Tract 1:

Being Lot Two (2), Resubdivision of Cameron Road Research Addition No. 2, a subdivision in Travis County, Texas, according to the map or plat recorded in Volume 91, Page 379, Plat Records of Travis County, Texas.

Tract 2:

Easement Estate only in and to that certain non-exclusive easement for ingress and egress over and across Lot One (1), Resubdivision of Cameron Road Research Addition No. 2, a subdivision in Travis County, Texas, according to the map or plat recorded in Volume 91, Page 379, Plat Records of Travis County, Texas, as described in Declaration of Easements and Restrictions dated June 21, 1993 and recorded in Volume 11969, Page 310, Real Property Records of Travis County, Texas.